Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made in New York, New York as of October 13, 2016 (the “Effective Date”), between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Phillip Louis Gomez, III (“Executive”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.             Term.  Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the two-year period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Term” and each such year, a “Term Year”).  In addition, unless either party hereto provides notice of its desire not to renew this Agreement thirty (30) days prior to the expiration of the Term, this Agreement shall automatically renew for additional one-year periods commencing upon the expiration of the initial Term (or any such subsequent Term), with each such additional year thereafter being made part of the Term and each such additional year thereafter a Term Year; provided, however, that this Agreement shall not automatically renew upon the expiration of any subsequent Term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.

2.             Employment.

(a)            Employment by the Company.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement.  Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Executive shall also serve as an officer and director of the Company, and any of the Company’s subsidiaries and controlled affiliates upon the request of the Board without additional compensation except with respect to his role as Chief Executive Officers of the Company which relationship shall be governed by the terms hereof.

(b)            Performance of Duties.  Throughout Executive’s employment with the Company, Executive shall faithfully and diligently perform Executive’s duties in conformity with the lawful directions of the Company and serve the Company to the best of Executive’s ability.  Except as consented to by the Board, Executive shall devote Executive’s full business time and best efforts to the business and affairs of the Company.  In Executive’s capacity as the Chief Executive Officer of the Company, Executive shall have such duties and responsibilities as Executive may be assigned by the Board not inconsistent with Executive’s position as Chief Executive Officer.  Executive will be based and perform his duties primarily in the Company’s New York office and Washington DC , subject to reasonable travel requirements.

3.             Compensation and Benefits.

(a)            Base Salary.  The Company agrees to pay Executive a base salary with respect to the 2016 and 2017 calendar years at the annual rate of $750,000 or such greater amount as determined by the Board from time to time (“Base Salary”).  Effective as of January 1st of each subsequent calendar year, beginning with January 1, 2018 and ending on the third (3rd) anniversary of the occurrence of a Change of Control (as defined below), the Base Salary shall be automatically increased by three percent (3%) each calendar year, provided that the Board may increase Executive’s Salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Executive’s Base Salary; provided further that, no such additional discretionary increase shall be implemented prior to the Plan Covenant Termination Date (as defined in the Plan) without the prior written consent of PharmAthene, Inc.  Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.  For purposes of this Agreement, Plan shall mean, the Company’s plan of reorganization initially filed on December 15, 2015 (as amended, modified, and supplemented from time to time), under chapter 11 of the United States Bankruptcy Code.

(b)            Guaranteed Bonus and Annual Bonus.  The Company shall pay to Executive a guaranteed bonus (as defined below) and an annual cash bonus as set forth below (the “Annual Bonus”):

 (i)          For the period from the Effective Date through the one-year anniversary of this Agreement (the “Guaranteed Bonus Period”), the Company shall pay Executive a guaranteed bonus of $750,000 (the “Guaranteed Bonus”), provided that Executive remains employed hereunder on the one-year anniversary of this Agreement.  The Guaranteed Bonus shall be paid no later than March 15, 2018.

 (ii)         With respect to the Executive’s Annual Bonus for calendar year 2017, the Company shall pay Executive an Annual Bonus, subject to the discretion of the Board, based upon a target bonus opportunity of $750,000 and upon the achievement of performance criteria and goals approved by the Compensation Committee. The amount of the Annual Bonus earned and payable, if any, shall be prorated based on the number of days remaining in calendar year 2017 after the end of the Guaranteed Bonus Period, divided by 365.  Each such Annual Bonus shall be paid as soon as practicable but no later than March 15th of the year following the year to which the Annual Bonus relates.

 (iii)        For the 2018 calendar year and each subsequent calendar year during the Term, the Company shall pay Executive an Annual Bonus, subject to the discretion of the Board, based upon a target bonus opportunity of 100% of Executive’s then current Base Salary, based upon the achievement of performance criteria and goals approved by the Compensation Committee.

 (iv)        Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Company, Executive shall receive an Annual Bonus for the year in which the Change of Control occurs equal to the greater of (i) the target Annual Bonus for such year or (ii) the Annual Bonus determined based upon the applicable performance criteria and goals for such year, provided that Executive remains employed on the last day of such calendar year, payable at the times set forth above.

(c)            Other Equity Compensation. On or as soon as practicable after the Effective Date, but in no event later than January 15, 2017, the Company shall grant Executive a one-time long term equity award, which shall have a value equal to $2,100,000 and consist of restricted stock or restricted stock units of the Company, stock options to purchase shares of common stock of the Company (using a Black-Scholes pricing model) and/or cash (in each case as determined by the Compensation Committee).  Such grant may be paid in multiple installments. Such grant will vest one-third on the day before each of the first three anniversaries of the Effective Date, and will be subject to other customary terms and conditions as are consistent with the Company’s 2010 Stock Incentive Plan (as amended and restated effective as of February 2, 2012), as amended from time to time (the “2010 Plan”), with award agreements and with applicable law.  Executive shall be eligible to receive additional awards under the 2010 Plan, as it may be amended or restated, or under any successor equity plan in the discretion of the Board (or its Compensation Committee).

(d)            Benefits and Perquisites.  Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company from time to time to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions).  Executive shall be entitled to receive four weeks of vacation, in accordance with Company policy. Nothing contained herein shall prevent the Company from amending, modifying or terminating any benefits plans or policies.

(e)            Business Expenses.  The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, including reasonable lodging and transportation expenses related to Executive’s expected regular travel between Washington DC and New York City.  Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(f)             Indemnification.  The Company shall indemnify Executive, to the fullest extent permitted by its certificate of incorporation or by-laws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service (such costs and expenses being advanced by the Company in accordance with the procedures set forth in the Company’s by-laws).  Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its officers. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to indemnification or advancement with respect to any action, suit or proceeding  which the Executive initiates against the Company or its affiliates or if otherwise prohibited by law.

(g)            No Other Compensation or Benefits; Payment.  The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits.  Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(h)            Cessation of Employment.  In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.  Upon any termination of employment, the Executive shall promptly resign from any positions with the Company and its subsidiaries and affiliates,  whether as an officer, director, employee, consultant or otherwise and shall execute any documents reasonably required to effectuate the resignation

4.             Termination of Employment.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)            Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(b)            Executive Becoming Totally Disabled.  The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment.  During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c)            Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:  (i) Executive’s failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that materially injures the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 6 or (vi) any other material breach of this Agreement; provided that a termination for Cause by the Company of any of the events described in clauses (vi) shall only be effective on 15 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately.

(d)            Termination by the Company Without Cause.  The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive sixty (60) days prior written notice of the termination (or payment of 60 days base salary in lieu of such 60 days advance notice).  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)            Termination by Executive for Good Reason.  Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company.  For purposes of this Agreement, the term “Good Reason” shall mean any of the following:  (i) the Company fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (ii) at the request of the Company, the Executive no longer holds the office of Chief Executive Officer or offices of equivalent stature, or Executive’s functions, responsibilities and/or duties as Chief Executive Officer are materially diminished; or (iii) Executive’s job site is relocated to a location which is more than fifty (50) miles from both New York City and Washington DC, unless the parties mutually agree to such relocation.  In order to terminate Executive’s employment for Good Reason, Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(f)             Termination Upon a Change of Control.  If (x) the Company terminates Executive’s employment hereunder without Cause (y) Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of nonrenewal pursuant to Section 1, in each case during the period that begins ninety (90) days prior to the occurrence of the Change of Control and that ends on the second (2nd) anniversary of the occurrence of a Change of Control (the “Change of Control Period”), Executive shall be entitled to the payments provided for by Section 5(d).  For purposes of this Agreement, a “Change of Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i)           the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

 (ii)         stockholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

 (iii)        the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder;

 (iv)        subsequent to the Plan Covenant Termination Date (as defined in the Plan), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the day immediately preceding the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person (as defined above) other than the Board) and (ii) any director whose initial assumption of office is in connection with the Plan;

 (v)         the PharmAthene Allowed Claim (as such term is defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan or as set forth in Section 4.3(b)(ii) of the Plan; or

 (vi)        the Board is reconstituted as provided in Section 6.6(d) of the Plan.

For purposes of this Section 4(f), a “Permitted Holder” shall mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

(g)            Termination by Executive Without Good Reason.  Executive may terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.             Compensation Following Termination.  In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)            General.  On any termination of Executive’s employment prior to the end of the Term, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

 (i)          any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

 (ii)         any vacation accrued to the date of termination, in accordance with Company policy;

 (iii)        any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(d) of this Agreement; and

 (iv)        any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(c) hereof in accordance with the terms of such plans, programs and grants.

(b)            Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive Without Good Reason.  In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c), or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case may be) shall be entitled to the Standard Termination Payments and the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b).  In addition, if Executive’s employment is terminated pursuant to clause (i) of this Section 5(b), then Executive shall also be entitled to the payment of any accrued but unpaid Guaranteed Bonus, if any, with respect to the Guaranteed Bonus Period.

(c)            Termination by the Company Without Cause; Termination by Executive for Good Reason.  In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), Executive shall be entitled only to the following:

 (i)          the Standard Termination Payments;

 (ii)         the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one (1) year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

 (iii)        the payment of any accrued but unpaid (x) Guaranteed Bonus, if any with respect to the Guaranteed Bonus Period and (y) Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b); and

 (iv)        to have the Company take all such action as is necessary such that all outstanding equity grants to Executive, including any stock options and restricted stock grants, but excluding any equity grants that may be awarded after the PharmAthene Allowed Claim Treatment Date if the PharmAthene Allowed Claim (each, as defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan or Section 4.3(b)(ii) of the Plan, shall fully, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

(d)            Termination Upon a Change of Control.  In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), in each case during the Change of Control Period, in lieu of the benefits provided under Section 5(c) above, Executive shall be entitled only to the following:

 (i)          the Standard Termination Payments;

 (ii)         the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one (1) year (such sums to be paid at the times and i n the amounts such Base Salary would have been paid had Executive’s employment not terminated;

 (iii)        the payment of any accrued but unpaid (x) Guaranteed Bonus, if any, with respect to the Guaranteed Bonus Period and (y) Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b);

 (iv)        a pro rata portion of any Annual Bonus under Section 3(b) for the year of termination based on the number of days employed during such year, calculated based upon attainment of the full target level of achievement set forth in Section 3(b), and payable in cash in accordance with Section 5(f); and

 (v)         to have the Company take all such action as is necessary such that all outstanding equity grants, including any stock options and restricted stock grants, to Executive shall fully, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

(e)            Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment.  If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, then, notwithstanding anything in this Section 5 to the contrary, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Termination Payments.

(f)             No Further Liability; Release.  Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment.  Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement or with respect to Executive’s employment or the termination thereof, with the exception of indemnification obligations under Section 3(e) hereof.  The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the timely delivery (and non-revocation) by Executive to the Company of a release, substantially in the form attached hereto as Exhibit A, of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and Executive’s non-revocation of such release.  Such release must be returned to the Company in accordance with the term set forth in such release agreement but no later than forty-five (45) days after Executive’s termination of employment and must become irrevocable at the expiration of any applicable revocation period.  The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) will commence within thirty (30) days following the expiration of any applicable revocation period with respect to such release that has been timely executed by Executive and returned to the Company.  However, if, pursuant to this Section 5(f), a payment may be made in one of two tax years, such payment will be made in the latter tax year.

(g)            Notwithstanding anything in Section 5(c)(ii) or 5(d)(ii) or 5(d)(iv), the Executive shall have an obligation to mitigate damages by seeking employment post termination, provided, however, that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination. To the extent that the Executive shall earn compensation during the one year period post termination of employment  (without regard to when such compensation is paid), all payments to be made by the Company pursuant to Section 5(c)(ii) or 5(d)(ii) or 5(d)(iv) shall be correspondingly reduced.

6.             Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

(a)            No Conflict; No Other Employment.  During the period of Executive’s employment with the Company, Executive shall not:  (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as approved in advance in writing by the Company and such approval will not be unreasonably withheld.

(b)            The Executive hereby represents and warrants that (i) the Executive has the full right, authority and capacity to enter into this Agreement and to perform Executive’s obligations hereunder, (ii) the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, (iii) the Executive is not now subject to any covenants against competition or similar covenants, any court order or other legal obligation, or other agreement that would prevent the performance of his obligations hereunder or would otherwise conflict with, prevent or restrict the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term and (iv) the Executive is lawfully permitted to work in the United States on and after the Effective Date.  The Executive covenants that he will not disclose or use on behalf of the Company any proprietary information of a third party without such party’s consent.  Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement.  The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

(c)            Non-competition; Non-solicitation.

 (i)          Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry.  In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company and (ii) twelve (12) months thereafter (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6(b) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company.  For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged, or, to the extent that Executive is materially involved in such business, the business in which the Company’s affiliates are then engaged anywhere in the world and (ii) any other business in which the Company engages anywhere in the world during the Term.  For purposes of this Agreement, as of the date of this Agreement, the Company (i) is actively engaged in the biodefense sector that is focused on smallpox therapeutics and (ii) is carrying out a government development contract on pre-clinical Dengue compounds.

 (ii)         In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or, to the extent that he has had material contact with such customer, vendor or distributor, any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or, to the extent that he has had material contact with such customer, any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts.  For purposes of this Section 6(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

 (iii)        During Executive’s employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving a written offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof.  For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

 (iv)        Executive understands that the provisions of this Section 6(b) may limit Executive’s ability to earn a livelihood in a Competing Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable. The Executive acknowledges and agrees that the period of the Covered Time shall tolled and extended by the length of any breach by the Executive, to the extent permitted by law.

(d)            Proprietary Information.  Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to:  (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing.  Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the industry, was known by Executive prior to the commencement of his employment (or anticipated employment) with the Company, or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(e)            Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(f)             Inventions and Patents.

 (i)          Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company, provided that such inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials (collectively, “Inventions”).  Executive shall further:  (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of Executive’s inventorship.

 (ii)         If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within twelve (12) months after the termination of Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

 (iii)        Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the Effective Date, except for Inventions, if any, disclosed to the Company in writing prior to the Effective Date.

 (iv)        The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive payments hereunder).  Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

(g)            Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6.  Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(h)            Code of Ethics.  Nothing in this Section 6 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics.  Executive’s obligations under this Section 6 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics.  To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which Executive would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

7.             Assignment and Transfer.

(a)            Company.  This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)            Executive.  The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

8.             Miscellaneous.

(a)            Cooperation.  Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer, (i) to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive, provided that Executive shall only be obligated to provide such assistance for a period of twelve (12) months following the date of Executive’s termination of employment, (ii) to provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or  knowledge that may be made against the Company or its affiliates, and (iii) to provide reasonable assistance to the Company and its affiliates in the prosecution of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge, to the extent that such claims may relate to the period of Executive’s employment with the Company.  Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel or travel-related expenses incurred in the course of complying with this Section 8(a).

(b)            Protection of Reputation.  During the Term and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. The Company shall instruct its senior officers and directors not to disparage the Executive.  Nothing herein shall prevent the parties from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(c)            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.  In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(d)            Injunctive Relief.  Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement without any obligation to post a bond.

(e)            Entire Agreement.  This Agreement (including the 2010 Plan referenced in Section 3(c) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the Effective Date and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the Effective Date, including all other prior agreements or understandings between the Company and Executive.

(f)             Amendment.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(g)            Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(h)            Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein, the words “day” or “days” shall mean a calendar day or days.

(i)             Non-waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(j)             Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

 (i)          in the case of the Company, to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, NY 10065
Attention:  [                 ]

 (ii)         in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(k)            Assistance in Proceedings, Etc.  Executive shall, without additional compensation, during and after the Term, upon reasonable notice and with due regard to Executive’s obligations to a future employer, furnish such information and reasonable assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.  The Company shall reimburse (or advance) Executive’s expenses in connection with such assistance (including, without limitation, reasonable legal fees).

(l)             Survival.  Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement.  The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(m)           Section 409A of the Code.

 (i)          The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

 (ii)         A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” .”  If  Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(n) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

 (iii)        (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

 (iv)        For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

 (v)         Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code.  The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax.

[SIGNATURE PAGE TO FOLLOW]

Execution Version

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the Effective Date.

SIGA TECHNOLOGIES, INC.

By:	/s/ Robin E. Abrams
	Name:	Robin E. Abrams
	Title:	General Counsel and Chief Administrative Officer

/s/ Phillip Louis Gomez, III
Phillip Louis Gomez, III

[Signature Page to Gomez Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 5(f) of the Employment Agreement, dated as of [    ], 2016, by and between you and SIGA Technologies, Inc., a Delaware corporation (the “Company”) (the “Employment Agreement”).

(1)
General.  By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, TriNet HR Corporation, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Released Party” or “Released Parties”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)
Acknowledgment.  You hereby agree and acknowledge that the severance pay and benefits under Section [_] of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its affiliates or pursuant to any prior agreement or contract with the Company or its affiliates.

(3)	Release.

(a)          You hereby release, acquit and forever discharge the Released Parties, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This General Release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation, ordinance or common law or any other cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company.  To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party.

Exhibit B-1

(b)          Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this General Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

(c)          You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (iii) you have up to [twenty-one (21)]/[forty five (45)] days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (iv) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (iv) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

(d)          Excepted from this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) all accrued and unpaid welfare benefit claims incurred prior to termination of your participation in such plans, (iii) the benefits specifically provided in Section 5.2 of the Employment Agreement, (iv) treatment of your equity awards as provided in the applicable equity plan and award agreements, (v) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, or any agreement between you and the Company or any Affiliate and (vi) any rights as an insured under any director’s and officer’s liability insurance policy.

Exhibit A-2

(4)	Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)
Restrictive Covenants.  You hereby agree that you are still subject to the obligations under Section 6 and Section 8(a) of the Employment Agreement which shall survive your termination of employment with the Company.

(6)	Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)
Consideration Period.  The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open until [Date consistent with Section 3(c)]].  We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

(8)
Severability.  If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)
Entire Agreement.  This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable.  This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)
Governing Law; Consent to Jurisdiction.  This General Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.  In the event of any controversy or claim arising out of or relating to this General Release or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

Exhibit A-3

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

•	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

•	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

•
You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

•
No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 5.2 of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN.  FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Please sign this copy of your General Release and return it to [________________].

Date	Name:

Exhibit A-4